Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

Silver Spring, MD, May 2, 2006:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the quarter ended March 31, 2006.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended March 31, 2006 totaled $33.2 million, our highest quarterly total revenue ever. This represents a 43% increase over the same quarter in 2005. Net income for the quarter was $2.3 million, or $0.10 per basic share. Excluding a one-time non-cash charge of $2.0 million related to the write down of the HeartBar tradename, employee stock option expense of $3.8 million resulting from the adoption of SFAS 123(R) and income tax expense of $1.9 million, our net income would have been $10.0 million or $0.43 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition, our financial position at March 31, 2006 was strong, with $210.0 million of cash and investments and no debt.”

Financial Results

Revenues grew to $33.2 million in the first quarter of 2006, as compared to $23.2 million in the first quarter of 2005. Gross margins from sales were $29.3 million in the first quarter of 2006, as compared to $20.7 million in the first quarter of 2005. The increases in revenues and gross margins resulted primarily from growth in sales of Remodulin. Net income was $2.3 million or $0.10 per basic share in the first quarter of 2006, as compared to net income of $7.7 million or $0.34 per basic share in the first quarter of 2005.

During the first quarter of 2006, there was a non-recurring charge and new expenses that were not incurred in the first quarter of 2005. These included a non-cash and non-recurring charge of $2.0 million for the write down of the HeartBar tradename in the first quarter of 2006. Also, effective on January 1, 2006, SFAS 123(R) was adopted, resulting in the recognition of $3.8 million of employee stock option expense for the first time. Finally, income tax expense of $1.9 million was recorded in the first quarter of 2006. However, we do not anticipate paying significant amounts of federal or state income taxes for 2006 due to the availability of $96.3 million of net operating loss carryforwards that can be used to offset future taxable income and $30.9 million of research tax credits that can be used to pay taxes that may come due in the future. If this non-recurring charge and these new expenses were not incurred in the first quarter of 2006, pro forma net income would have been as follows:

	Three Months Ended March 31,
	2006	2005

Net income, as reported	$2,307	$7,661
Add back:
Write down of HeartBar tradename	2,024	—
Employee stock option expense under SFAS 123(R)	3,792	—
Income tax expense	1,878	—
Pro forma net income	$10,001	$7,661

Earnings per share, as reported:
Basic	$0.10	$0.34
Diluted	$0.09	$0.31

Pro forma earnings per share(1):
Basic	$0.43	$0.34
Diluted	$0.39	$0.31

(1) Calculated as pro forma net income from above divided by weighted average shares outstanding, as reported below.

As announced in the company’s 2005 Annual Report, we no longer are able to collect and report inventory levels purchased by distributors and held unsold at quarter end due to the fact that Remodulin is now approved in many more countries and inventories are being held by many distributors and subdistributors. However, we do not believe that there was significant inventory stocking during the first quarter of 2006, based on the level of purchase orders received for Remodulin in April 2006.

Research and development expenses were $14.7 million in the first quarter of 2006, as compared to $8.5 million in the first quarter of 2005. The increase in research and development expenses was due primarily to increased expenses of approximately $4.6 million related to the oral and inhaled development of Remodulin, employee stock option expense totaling $1.6 million related to the adoption of SFAS 123(R) effective January 1, 2006 and increased expense of $515,000 related to stock options granted to scientific advisory board members. Selling, general and administrative expenses were $10.1 million in the first quarter of 2006, as compared to $5.3 million in the first quarter of 2005. The increase in selling, general and administrative expenses was due primarily to employee stock option expense totaling $2.1 million related to the adoption of SFAS 123(R), increases in salary and related expenses of approximately $1.0 million and increases in professional fees totaling $701,000. A write down of intangible assets related to the HeartBar tradename totaling $2.0 million was made in the first quarter of 2006. HeartBar was discontinued in January 2006. However, the discontinuance did not impact other aspects of our arginine business which include third-party license royalties from other parties selling arginine-based products and sales of other non-HeartBar arginine products by us.

Interest income was $1.9 million in the first quarter of 2006, as compared to $981,000 in the first quarter of 2005. The increase was due to increases in market interest rates and additional cash available for investment during the first quarter of 2006, as compared to the first quarter of 2005.

Income tax expense totaling $1.9 million was reported in the first quarter of 2006, as compared to none in the first quarter of 2005. However, United Therapeutics does not anticipate paying significant federal or state income taxes related to 2006 due to the availability of $96.3 million of net operating loss carryforwards and $30.9 million of research tax credits as discussed above.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, May 2, 2006, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 800-603-1777, with international dialers calling 706-679-8129. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 800-642-1687, with international callers dialing 706-645-9291, and using access code 7924574.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the payment of federal and state income taxes for 2006, the generation of taxable income, the availability and utilization of net operating loss carryfowards to reduce taxable income and the availability and utilization of research tax credits to pay income taxes that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of May 2, 2006 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005

Revenues:
Net product sales	$31,620	$21,867
Service sales	1,544	1,208
License fees	—	132
Total revenues	33,164	23,207

Operating expenses:
Research and development, including stock option expense totaling $2.3 million and $183,000 for 2006 and 2005	14,700	8,473
Selling, general and administrative, including stock option expense totaling $2.1 million and none for 2006 and 2005	10,079	5,340
Write down of HeartBar tradename	2,024	—
Cost of product sales	3,346	2,020
Cost of service sales	531	535
Total operating expenses	30,680	16,368

Income from operations	2,484	6,839

Other income (expense):
Interest income	1,898	981
Equity loss in affiliate	(207)	(180)
Other, net	10	21
Total other income, net	1,701	822

Income before income tax	4,185	7,661

Income tax	(1,878)	—

Net income	$2,307	$7,661

Net income per common share:
Basic	$0.10	$0.34

Diluted	$0.09	$0.31

Weighted average number of common shares outstanding:
Basic	23,374	22,490

Diluted	25,609	24,538

CONSOLIDATED BALANCE SHEET DATA

As of March 31, 2006

(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $31,116)	$209,950
Total assets	$304,751
Total liabilities	$19,465
Total stockholders’ equity	$285,286